UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  October 17, 2006

(Date of earliest event reported)

INTERNATIONAL BUSINESS MACHINES CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-2360	13-0871985
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

ARMONK, NEW YORK	10504
(Address of principal executive offices)	(Zip Code)

914-499-1900

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.   Results of Operations and Financial Condition.

Attachment I of this Form 8-K is the transcript of IBM’s Chief Financial Officer Mark Loughridge’s third quarter earnings presentation to securities analysts on October 17, 2006.  Certain reconciliation and other information (“Non-GAAP Supplementary Materials”) for this presentation was included in Attachment II to the Form 8K that IBM submitted on October 17, 2006, which included IBM’s press release dated October 17, 2006.  In the question and answer period immediately following Mr. Loughridge’s presentation, Mr. Loughridge made the following comments:

“As you look at the four acquisitions that we closed in the quarter we expect them to contribute revenue contribution of about a point of growth in the fourth quarter. I’d also say that we expect these acquisitions will negatively impact EPS by about five cents per share in the fourth with almost half of that coming from non-cash impact of amortization of intangibles.”

Mr. Loughridge also indicated that of the seven percent revenue growth (at constant currency) in the third quarter for the software business, two percent (at constant currency, one percent as reported) came from acquisitions; therefore there was five percent organic growth (at constant currency, eight percent as reported) in the software business.

All of the information in Attachment I is hereby filed except for the information set forth below, which is furnished but not filed.

The following statement on Page 4:

“A strong contribution to the improvement came from Japan, which declined through the first half of the year, but improved to flat in the third quarter.”

The following statement on Page 5:

“a $300 million year-over-year impact excluding last year’s one-time charges.”

The following statement on Page 6:

“Excluding the significant pension funding activity in the U.S. and U.K from both years, we generated over $1.3 billion more cash from operations year-to-year.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: October 18, 2006

By:

/s/ Timothy S. Shaughnessy

Timothy S. Shaughnessy
Vice President and Controller

ATTACHMENT I

INTRODUCTION

Thank you.  This is Patricia Murphy, Vice President of Investor Relations for IBM.  I’m here with Mark Loughridge, IBM’s Senior Vice President and Chief Financial Officer.  Thank you for joining our third quarter earnings presentation.

By now, the opening page of the presentation should have automatically loaded, and you should be on the title page.

The charts will automatically advance as we move through the presentation.  If you prefer to manually control the charts, at any time you can un-check the synchronize button on the left of the presentation.

The prepared remarks will be available in roughly an hour, and a replay of this webcast will be posted to our Investor Relations website by this time tomorrow.

Our presentation includes certain non-GAAP financial measures, in an effort to provide additional information to investors.

All non-GAAP measures have been reconciled to their related GAAP measures in accordance with SEC rules.  You will find reconciliation charts at the end, and in the Form 8-K to be submitted to the SEC.

For those of you who are manually controlling the charts, please click on the Next button for Chart 2.

Certain comments made in this presentation may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995.

Those statements involve a number of factors that could cause actual results to differ materially.

Additional information concerning these factors is contained in the company’s filings with the SEC.  Copies are available from the SEC, from the IBM web site, or from us in Investor Relations.

Now, I’ll turn the call over to Mark Loughridge.

IBM RESULTS – THIRD QUARTER

Thanks Patricia.

We had a great quarter, and our results demonstrate the balance and strength of our business model.  For the quarter –

We delivered $22.6 billion in revenue, which was up 5 percent as reported and 4 percent at constant currency.

Our pre-tax income was up 9 percent to $3.2 billion, with a very solid profit margin of 14 percent.

And as reported, we delivered $1.45 of earnings per share, which was up 54 percent year-to-year.  Excluding the one-time tax charge for the “Homeland” repatriation activity from last year’s results, IBM’s earnings per share were up 15 percent.

Our performance was very strong in many key areas.

Software posted solid growth in revenue and pre-tax profit, and was the largest profit contributor.  We believe our focus on building up our software capabilities is paying off.

We had good results in many of our hardware brands, but our System z performance was exceptional.  Our hardware and software performance benefited from particularly good sales execution in September in closing key transactions for the quarter.

From a geographic perspective, Asia Pacific improved significantly, with a strong contribution from Japan.

Productivity initiatives continue to drive higher margins.

And once again we had strong cash performance, with an increase in net cash from operations year-to-date through September of $2 billion, excluding Global Financing Receivables.

Let me address what this means right up front.  Based on this performance, it is reasonable for you to roll through the 10 cent earnings per share overachievement to full year estimates.  Given our year-to-date performance, we are on track to deliver earnings per share growth for 2006 in line with the IBM model.

Let’s get into the details – starting with revenue and gross profit by brand.

REVENUE AND GROSS PROFIT

Global Services revenue was up 3 percent as reported, and 2 percent at constant currency.

The growth rate improved sequentially in both Global Technology Services, and Global Business Services.

Hardware revenue was up 9 percent as reported, and up 8 percent at constant currency.

As I mentioned, our System z business performance was especially strong.  System p and Storage also posted solid growth, and Microelectronics continued to benefit from good demand for games processors.

Software revenue was up 9 percent as reported and 7 percent at constant currency, led by good growth across our key middleware brands.

For the first nine months of the year, our Software revenue was up 5 percent as reported and 6 percent at constant currency, as customers’ leverage IBM’s end-to-end middleware capabilities.

Global Financing revenue was down 2 percent, and down 3 percent at constant currency, driven by a lower level of used equipment sales.

Turning to gross profit margin, the year-to-year improvement resulted from a combination of improved margin from our ongoing productivity initiatives, and a mix towards our higher margin businesses.

REVENUE -- GEOGRAPHIC

Looking at our revenue by geography, I’ll focus my comments on the results at constant currency, to provide the best view of the underlying business performance.

The Americas revenue again increased 2 percent year-to-year.

From a product perspective, the Americas’ growth was driven by software.

By region, the best performance came from Latin America, with double-digit revenue growth.  The U.S. was also up, but Canada declined.

Europe’s revenue also increased 2 percent year-to-year, an improvement from the growth rate in the second quarter.

Performance across the geography generally improved.  Most of the major countries grew, including the U.K., France, Italy, Spain, and the Netherlands.  But Germany continued to decline.

As I said earlier, the best performance came from Asia Pacific, with 6 percent revenue growth.  The results reflect better execution by our team.

A strong contribution to the improvement came from Japan, which declined through the first half of the year, but improved to flat in the third quarter.  Japan represents over half of the Asia Pacific revenue base.

And each of the other four major regions posted double-digit growth.

Across all of our geographies, the emerging countries of China, India, Brazil and Russia together grew 19 percent.  India again posted the strongest growth, up 37 percent.  China grew 27 percent and Brazil grew 13 percent, while Russia declined 7 percent.

We continue to invest to build capabilities in these countries, to address the fast-growing domestic market opportunities, and to enhance IBM’s globally integrated operations.

Finally, our OEM growth was 24 percent in the third quarter, driven by strong game chip performance in our Microelectronics business.

Now we’ll move on to expense.

EXPENSE SUMMARY

Total Expense and Other Income increased 8 percent in the quarter.

Our expense-to-revenue ratio was 27.9 percent, up nine tenths of a point year-to-year.  The increase was driven by SG&A, due to our ongoing investments in sales skills, emerging markets, and our strategic acquisitions.

As in the past, to help investors understand the drivers of our operational performance, I’ll go through the “roadmap” of specific items that significantly impacted our profit growth.  These items are reported in cost and expense.

Other Income benefited from a $52 million year-to-year increase to interest income, reflecting our strong cash balance and increasing interest rates.

Continued workforce rebalancing expense increased about $70 million  year-to-year.

And, we continued to be impacted by Retirement-related plans, which again generated about $600 million of cost and expense in the quarter.  This is an increase of about $70 million year-to-year.  We expect these plans to cost approximately $2.4 billion for the full year, a $300 million year-over-year impact excluding last year’s one-time charges.

Now let me comment on currency.

IBM hedges its major cross-border cash flows and, as a result, mitigates the effect of currency volatility in the year-over-year results.  The impact of these hedging programs is principally reflected in Other Income and Expense, as well as cost of goods sold.

I’m not going to predict future currency moves, but at current spot rates we would expect revenue growth to benefit from currency translation in the fourth quarter.  The supplemental chart at the end of the presentation benchmarks currency’s potential future impact on revenue, assuming Monday’s exchange rates.

Now let’s turn to Cash Flow – Chart 7.

CASH FLOW

Through the third quarter, we continued to have strong cash generation.

This cash flow analysis chart has one primary difference from the FAS 95 format. It considers our Global Financing Receivables as an investment to generate profit, not as Working Capital that should be minimized for efficiency.

Year-to-date, Net Cash Provided from Operations, excluding the year-to-year change in Global Financing Receivables, was $7.3 billion, an increase of $2 billion from last year.  Excluding the significant pension funding activity in the U.S. and U.K from both years, we generated over $1.3 billion more cash from operations year-to-year.

Our year-to-date cash performance was driven primarily by growth in Net Income, and continued focus on working capital and supply chain management.

Let me comment on a couple of items within our investing activities.

Global Financing Receivables, net of changes in Global Financing Debt, generated less cash year-to-year, as our strong performance in systems and software resulted in asset growth at the end of the quarter.

Spending on Acquisitions was down year-to-year.  This activity will increase in the fourth quarter as we complete the acquisitions announced in the third quarter.

We continue to drive very strong returns to shareholders. Through the third quarter we returned over $7.9 billion to investors.

Six-point-seven billion dollars of this shareholder return was through share repurchase, consistent with our spending last year.

We bought back 82 million shares.  Average diluted shares were at 1.6 billion, down 4.6 percent from a year ago.

We have approximately $2.4 billion remaining at the end of September from our last Board authorization.

And, through the third quarter, we paid out over $1.2 billion in dividends, which is an increase of about $300 million year-to-year.

BALANCE SHEET

Turning to the Balance sheet, our cash on hand was $10.9 billion.

Ninety-seven percent of our total debt of $22 billion was driven by our Global Financing business, and Global Financing was leveraged at an appropriate 6.9 to 1.

The remaining non-financing debt level was $722 million and debt-to-capital was 2 percent.

Our Balance Sheet remains very strong.

 So now let’s turn to our businesses.

SOFTWARE

I am going to start with Software, as it was our largest profit contributor this quarter.

Software revenue was $4.4 billion, up 9 percent as-reported, and 7 percent at constant currency.

Key branded middleware grew 20 percent year-to-year, and 18 percent at constant currency.  We saw strong demand for our entire product portfolio, coupled with good sales execution on key transactions.  We grew in all five brands with double-digit growth in WebSphere, Information Management and Tivoli, and also grew in all major geographies.

We have been investing heavily in our Software business for some time, both internally and through our targeted acquisitions.  Our performance during 2006 underscores that our strategy is working.  Let me give you a few examples:

First, an increasing number of our customers have embraced the integrated software portfolio.  This improves our customers' efficiency and is reflected in a number of large transactions completed this quarter.

Second, our investments are carrying us more deeply into targeted markets.  For instance, our investments in Systems Management, including our Micromuse acquisition, have enabled us to offer unique capabilities to our communications customers, and contributed to Tivoli's strong performance.

Finally, our advanced new technologies, such as Services Oriented Architecture and Information on Demand, are resonating well with customers.  These technologies also form the underpinnings of more integrated solutions – incorporating IBM software, services and hardware.

Turning to the key brands - -

The WebSphere family of software grew 30 percent, and 28 percent at constant currency.

WebSphere provides the foundation for web-enabled applications and is a key product set in deploying a client’s Services Oriented Architecture.

In 2006, WebSphere technology has accelerated the emergence and acceptance of Services Oriented Architecture, contributing to double-digit revenue growth in WebSphere each quarter.  IBM’s lead in SOA is well recognized and we are continuing to invest to extend our leadership position.

Information Management software helps companies integrate, manage and gain value from their business information.  Information Management was up 12 percent, and 10 percent at constant currency.

Our Information on Demand portfolio builds value around our core database business.  It enables our customers to integrate, analyze and optimize disparate information across their enterprise.  These offerings grew over 50 percent year-to-year.

In July, we introduced DB2 version 9, commonly referred to as Viper, with enhanced XML and data compression technologies.  This new database is a key component of our SOA and Information on Demand strategies and has proven to be particularly effective in SAP installations.

Finally, just last week we completed the acquisition of FileNet, which will enhance our Content Management capabilities.

 Tivoli software, which provides robust systems management capabilities, grew 44 percent, and 42 percent at constant currency.

The performance in Tivoli was broad-based, with greater than 35 percent growth in each of the three key Tivoli segments:  Systems Management, Security and Storage.

And earlier this month we closed our acquisition of MRO which offers customers the seamless integration of enterprise and IT asset management.

Lotus software was up 8 percent, and 7 percent at constant currency.  Lotus provides solutions to improve the user interaction with IT data and business processes.

Our Lotus Domino products benefited from continued momentum in its collaboration products, and strong customer loyalty.

Rational software, which provides customers with tools that manage the business process of software and systems development, was up 2 percent, and 1 percent at constant currency.

Other Middleware was down 1 percent, and down 2 percent at constant currency.

This segment includes more mature products which provide a stable flow of revenue and profit.

Operating Systems were down, due to improved price performance in System z, and volume declines in System i.

Overall, our software business had another strong quarter with revenue growth of 9 percent, pre-tax profit growth of 15 percent, and a one point improvement in pre-tax margin to 26 percent.  With these results, we believe we gained share in WebSphere, Information Management, and Tivoli, and held share in Lotus and Rational.  And, we believe we gained share overall.

I’ll move on to services.

GLOBAL SERVICES

Global Services delivered revenue of $12 billion, up 3 percent as reported and 2 percent at constant currency.

Signings for services this quarter were $10.5 billion at constant currency.  Our shorter-term signings were up 9 percent year-to-year, a significant improvement over last quarter’s growth rate.  We fell short of our expectations for longer-term signings, which were down 15 percent year-to-year. This quarter we signed 12 deals larger than $100 million, and our backlog is estimated at $109 billion.

Now let me address each of the services businesses.

Global Technology Services delivered revenue of $8.1 billion, up 3 percent as reported and 2 percent at constant currency.

Strategic Outsourcing revenue was up 6 percent as reported and up 4 percent at constant currency.  Signings were down 29 percent year-to-year, as a number of large opportunities slipped out of the quarter.

Revenue growth is impacted by a combination of signings over the longer term, sales within our base accounts, and contract erosion.  This quarter, while signings were down, revenue growth improved due to signings growth last year and a continued focus on sales into our existing accounts.

Business Transformation Outsourcing revenue was up 5 percent as reported, and 4 percent at constant currency.  BTO signings were up over 150 percent year-to-year, with signings across our key offerings, including Human Resources, Finance and Accounting, Procurement and Supply Chain.

Integrated Technology Services revenue was down 2 percent as reported and down 3 percent at constant currency.

Over the last few quarters we’ve been implementing changes to improve the Integrated Technology Services business, including streamlining our offerings – and aligning skills, to address higher growth and higher value areas.  Although, it has taken longer than we anticipated to show meaningful improvement, we are seeing signs of progress.

This quarter, signings were up 7 percent year-to-year, with growth in Asia Pacific and Europe.  These are also the geographies where we first implemented changes in the business.

Turning to margin, Global Technology Services pre-tax margin was 9.6 percent, down nine tenths of a point year-to-year, and up two tenths quarter-to-quarter.

We are continuing to invest in sales, delivery and business development skills across our entire set of offerings, as well as investing in strategic outsourcing infrastructure and BTO capabilities.  These investments are designed to drive revenue growth over time.

Global Business Services revenue was up 1 percent year-to-year, a five point sequential improvement in the constant currency growth rate.

Shorter-term signings were up 11 percent year-to-year, driven by growth in the Americas and Asia Pacific, and our longer-term signings were down 22 percent.

Global Business Services’ pre-tax profit was up over 40 percent year-to-year, and the third quarter pre-tax margin improved 2.6 points to 9.4 percent.

Over the past 18 months we have been implementing a transformation of our operations designed to improve profitability.  This transformation included the restructuring actions we took last year, the deployment of global resource management tools and end-to-end optimization of our sourcing models, as well as increased focus on deal selectivity.  This has yielded consistent improvement in utilization, better contract quality, and increased profit margins.

We’ve made a lot of progress on the profitability of Global Business Services, and are encouraged by the improved revenue and short-term signings growth.  At the same time we are still driving for better top line performance.

We are continuing to invest in high value-add Business Solutions.  For example, we are enhancing our Global Development Center capabilities in China and India to leverage our Webify acquisition, and to accelerate SOA within our Industry solutions.

We are also increasing our business development resources to drive pipeline and revenue growth in our Application Management Services business.

And we are continuing to invest in key Industry Skills and Solution Specialists in selected countries.

So to wrap up Global Services, while our results this quarter were mixed and we need to focus on converting our pipeline into long-term signings growth, we are encouraged by the improvement in our short-term businesses, and our overall profitability.

SYSTEMS AND TECHNOLOGY

Systems and Technology revenue of $5.5 billion increased 10 percent year-to-year, and 8 percent at constant currency, led by double-digit growth in System z, Storage, Microelectronics, and Retail Store Solutions.

System z revenue was up 25 percent year-to-year, 22 percent at constant currency. MIPS grew 16 percent and, for the first time, the installed inventory has surpassed ten million MIPS.  This continued growth is supported by strong customer demand for traditional mainframe engines as well as specialty processors for Linux and Java workload.

Security, energy and cooling efficiency, virtualization, and SOA, together with improved economics, continue to play to the strength of System z.  These features are attracting new mainframe customers to this platform. Let me give you a couple of examples:

Belarus Bank, a new System z customer, deployed the first SAP banking installation in Russia.  The solution included a midrange z9, with a Java specialty processor along with IBM Storage and System p.

In another example, Nationwide began earlier this year to move critical Linux applications to a z990.  By choosing System z, Nationwide is projecting savings of $15 million over the competitor’s solution of hundreds of x86 servers.  In the third quarter, they added System z capacity, and shared their story as a main tent speaker at LinuxWorld.

System z performance in the third quarter also reflected good sales execution, and we believe we grew market share.

System i had a disappointing quarter as revenue declined 22 percent or 23 percent at constant currency.  This compares to a particularly strong quarter last year where we reported 25 percent revenue growth.

System p UNIX revenue grew 10 percent in the quarter, 8 percent at constant currency.

In the third quarter we completed the transition to POWER5+, sustaining the price/performance and virtualization leadership position that has made IBM the #1 UNIX vendor worldwide.

Our refreshed high-end systems deliver significant performance advantages compared to recently announced competitive Itanium-based offerings.

System x servers grew 4 percent year to year, 3 percent at constant currency, in line with industry estimates.

System x blades, the fastest growing segment of the x86 market, grew 24 percent this quarter.

IBM BladeCenter offers customers unique power and cooling capabilities, and the flexibility to efficiently handle various workloads.  In addition to our System x blades, IBM offers POWER blades and blades utilizing the Cell Broadband Engine.  IBM’s total blade growth was over 30 percent.

We believe IBM maintained its market leadership in blades.

System Storage was up 12 percent year-to-year and 11 percent at constant currency, while improving margins.

Disk rose 14 percent, with double-digit growth in both enterprise and mid-range disk.  The DS8000 accelerated to almost 30 percent growth as we introduced POWER5+.

Tape grew 8 percent, as we saw good market acceptance of our new tape security offering.  Together with IBM software and services, this solution provides for the effective encryption and management of large volumes of digital information.

We believe we gained share in both Disk and Tape this quarter.

Microelectronics revenue growth of 29 percent was driven by client demand for game processors and networking components.  This is the fourth consecutive quarter of year-to-year growth over 25 percent.

System and Technology revenue growth of 10 percent, including the exceptional performance from System z, drove segment profit growth of 13 percent year-to-year.

Now, I’ll wrap up.

CLOSING REMARKS

IBM is a unique technology company, with a broad portfolio of higher value products and capabilities.  Over the last several years we have executed a series of portfolio actions to reshape the company, including the sale of several commoditizing businesses.  At the same time we’ve continued to invest, both internally and through acquisitions, to build capabilities in higher value areas.  The result is a balanced mix of industry-leading businesses, with good profit contribution from hardware, software and services.  Our customers value IBM’s unique ability to integrate these offerings on a global basis to meet their needs.

In the third quarter, our pre-tax profit growth of 9 percent and earnings-per-share growth of 15 percent reflect the strength of the business model, with good contribution from our high value, high margin businesses.

The largest profit contributor was our Software business.  This quarter, our software results once again reflected strong demand for products deploying Services Oriented Architectures and Information on Demand, as well as the value of our systems management, security, and storage offerings.

We are continuing to invest both internally, and to execute a targeted acquisition strategy.  In the third quarter we announced acquisitions that will continue to build our capabilities, while contributing growth and cash flow.

In hardware, we also posted solid results, led by our System z business, and good performance in System p, storage, and microelectronics.

Services revenue growth improved over the last two quarters, though it’s still not where it needs to be.  But the bigger story here is the solid profit base this business provides, and our continued profit improvement.

On the geographic dimension, Asia Pacific had the strongest performance, helped by a recovery in Japan.  And our ongoing investment in our emerging countries continued to yield strong growth.

Turning to the productivity and cash elements of our model --

In hardware, software, and services, our margins improved.  We will continue to drive productivity initiatives as we globally integrate IBM.

And, our strong cash generation and balance sheet position allowed us to continue to return value to shareholders through share buyback and dividends.

This was a strong quarter for us, reflecting solid execution and a balanced contribution across our portfolio.  We are confident in our strategy, and in our objective to deliver double-digit earnings per share growth over the longer term.

Now, Patricia and I will take your questions.